Exhibit 4.16

CALIFORNIA KL HOLDINGS, INC.
2601 SEQUOIA DRIVE
SOUTH GATE, CA 90280

March 14, 2006

Russ Berrie and Company, Inc.
111 Bauer Drive
Oakland, NJ 07436

Kids Line, LLC
Sassy, Inc.

c/o Russ Berrie and Company, Inc.
111 Bauer Drive
Oakland, NJ 07436

Reference is hereby made to that certain Membership Interest Purchase Agreement dated as of December 15, 2004 (“Acquisition Agreement”) by and among Russ Berrie and Company Inc. (“Company”), Kids Line, LLC (“KL”), the Sellers identified therein and the Unitholders Representatives. Capitalized terms used herein and not defined shall have the meanings assigned to such terms in the Acquisition Agreement.

The parties to this letter agreement hereby agree that notwithstanding anything to the contrary provided in the Acquisition Agreement, all obligations of the Company to pay the Earnout Consideration and the Estimated Earnout Payment as set forth in Section 2.6(a) of the Acquisition Agreement are as of the date hereof hereby assumed by, and shall hereafter be the joint and several obligation of, each of KL and Sassy, Inc., an Illinois corporation. (“Sassy” and, together with KL, collectively, the “Substitute Obligors”). The obligations of each Substitute Obligor to pay the Earnout Consideration and the Estimated Earnout Payment shall be secured by a security interest and lien on substantially all of the assets of the Substitute Obligors granted pursuant to that certain Subordinated Security Agreement, dated as of December 15, 2004 (as amended by that certain Amendment Number One to Subordinated Security Agreement, dated as of May 10, 2005, and as further amended concurrently with the execution of this letter by that certain Amendment, Reaffirmation and Partial Release (Subordinated Security Agreement), dated as of the date hereof (the “New Security Agreement Amendment and Release”), and as further amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), which Security Agreement and all amendments thereto to date are attached hereto as Exhibit 1, and guaranteed pursuant to that certain Guaranty, dated as of May 10, 2005, as amended and modified concurrently with the execution of this letter by that certain Amendment and Release (Guaranty), dated as of the date hereof (the “Guaranty Amendment and Release”), which Guaranty and all amendments thereto to date are attached hereto as Exhibit 2. In addition, as security for each Substitute Obligor’s obligation hereunder to pay the Earnout Consideration and the Estimated Earnout Payment, each Substitute Obligor hereby grants to CKLH, for the benefit of the “Deferred Payout Sellers” (as defined in the Acquisition Agreement), (i) pursuant to the terms of that certain Trademark Security Agreement by and among the Substitute Obligors and CKLH dated as of December 15, 2004 (as amended and in effect on the date hereof, the “Trademark Security Agreement”), a continuing security interest in all of such Substitute Obligor’s right, title and interest in, to and under the “Trademarks” and “Intellectual Property Licenses” (as each such term is defined in the Trademark Security Agreement) set forth on Exhibit 3 hereto, which shall constitute “Trademarks” and “Intellectual Property Licenses” for all purposes under the Trademark Security Agreement, and (ii) pursuant to the terms of that certain Patent Security Agreement by and among the Substitute Obligors and CKLH dated as of December 15, 2004 (as amended and in effect on the date hereof, the “Patent Security Agreement”), a continuing security interest in all of such Substitute Obligor’s right, title and interest in, to and under the “Patents” (as each such term is defined in the Patent Security Agreement) set forth on Exhibit 4 hereto, which shall constitute “Patents” for all purposes under the Patent Security Agreement.

Subject to the execution of the New Security Agreement Amendment and Release and the Guaranty Amendment and Release and the termination of the Prior Subordination Agreement (as defined below), and in consideration of the assumption by the Substitute Obligors of the obligations to pay the Earnout Consideration and the Estimated Earnout Payment, (hereafter, the “Assumed Obligations”), California KL Holdings Inc. (“CKLH”), on behalf of itself and the Deferred Payout Sellers, hereby releases the Company from all of its obligations and liabilities to pay the Earnout Consideration and the Estimated Earnout Payment and hereby terminates all liens, claims and encumbrances in its (or in the Deferred Payout Sellers) favor against any and all of the assets of the Company (other than “Continuing Pledged Collateral” as set forth in more detail in the New Security Agreement Amendment and Release) and agrees to execute and deliver all such instruments, documents or agreements as shall be reasonably requested by the Company to effect such release including, without limitation, the New Security Agreement Amendment and Release and the Guaranty Amendment and Release attached hereto as Exhibits 1 and 2. Notwithstanding the foregoing, for the avoidance of doubt, the Company’s pledge of the Continuing Pledged Collateral shall remain in effect as collateral security as set forth in more detail in the New Security Agreement Amendment and Release.

The parties to this letter agreement hereby agree that, in calculating “EBITDA” for all purposes under the Acquisition Agreement, the following shall be added back solely to the extent deducted in calculating KL’s earnings (in each case, without duplication):  (i) any restructuring and costs expensed during the Measurement Period in connection with (x) the Spin-Off (as defined in the New Credit Agreement (which is defined below)), or (y) the negotiation or consummation of the transactions contemplated by this letter agreement, the New Credit Agreement, the New Security Agreement Amendment and Release or the Guaranty Amendment and Release and each other document, agreement or instrument executed  in connection therewith (including without limitation any costs and expenses that KL would not incur or would not have incurred but for such Spin-Off or such transactions), (ii) the amount of any “Excess Corporate Charges”. “Excess Corporate Charges” means all costs and expenses incurred by the Company and its Affiliates which are not costs and expenses that, pursuant to the terms of the Acquisition Agreement as in effect on the date hereof, may be charged to KL, it being understood that KL will not be burdened with corporate charges, overhead or other allocated costs, other than its reasonable pro rata allocation of shared out-of-pocket third-party costs (e.g., insurance costs and audit fees), charged to KL in accordance with the Company’s past practices (i.e. 2005), and such other out-of-pocket costs incurred for the direct benefit of Company which are of a nature that have, consistent with Company’s past practice, been charged to KL.

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Each of the Substitute Obligors and the Company hereby agrees that until such time as the Earnout Consideration is paid, it shall not request, consent or agree to any amendment, restatement or modification of (a) any of the covenants set forth in clause (vi), (vii) or (viii) of Section 11.3 (Restricted Payments) of the New Credit Agreement, as in effect on the date hereof, or (b) any of the covenants set forth in Section 11.10 (Investments) of the New Credit Agreement, as in effect on the date hereof, if such amendment, restatement or modification would permit the Substitute Obligors or any other “Loan Party” (as defined in the New Credit Agreement) to make or permit to exist any investment in, or loan or advance to, the Company or any Subsidiary or other Affiliate thereof (other than another “Loan Party” or Subsidiary thereof) and such investment, loan or advance is prohibited by Section 11.10 (Investments) of the New Credit Agreement, as in effect on the date hereof. Notwithstanding the above, the Substitute Obligors and the Company shall be permitted to request, consent or agree to any amendment, restatement or modification of Section 11.3(viii) to the extent permitted by the last sentence of Section 5(a) of the New Subordination Agreement (defined below), as in effect on the date hereof in the event that the Substitute Obligors have entered into, with CKLH’ s consent (not to be unreasonably withheld or delayed), an alternative financing arrangement (which may include an amendment to the New Credit Agreement) pursuant to which the Substitute Obligors are permitted to finance (in whole or in part) the payment in full when due of the Earnout Consideration.

Each of the Substitute Obligors hereby agrees jointly and severally to reimburse CKLH, on behalf of each of the Deferred Payout Sellers, for that portion of any payment made by CKLH (or any such Deferred Payout Seller) in connection with the exercise of the purchase option under the Section 4 of New Subordination Agreement, as in effect as of the date hereof, that is calculated by reference to any fee payable under Section 5.4 of the New Credit Agreement (Termination Fee),  Section 8.4 (Funding Losses) of the New Credit Agreement or other similar fees payable under the New Credit Agreement upon an acceleration of the maturity date of the obligations thereunder; provided that CKLH provides the Substitute Obligors with evidence of its (or any Deferred Payout Seller’s) payment of such fees.

CKLH hereby represents and warrants to the Company that it has the authority to execute and deliver this letter agreement, the  New Subordination Agreement (as defined below), the New Security Agreement Amendment and Release and the Guaranty Amendment and Release and release the Company and certain of its subsidiaries as set forth herein and therein on behalf of itself and each Deferred Payout Seller and that its execution and delivery does not require notice, consent, approval or other action on its behalf other than any that have been obtained. CKLH hereby further represents and warrants and agrees that promptly after it has reviewed all of the proposed terms and conditions of an alternative financing arrangement that will permit Substitute Obligors to pay when due the full Earnout Consideration, it shall immediately provide the Purchaser, Substitute Obligors and Senior Agent (as defined in the New Subordination Agreement) written notice of its agreement that the Substitute Obligors have obtained an alternative financing arrangement (which may include an amendment to the New Credit Agreement) to provide financing for the payment in full when due of the Earnout Consideration.

The parties to this letter agreement hereby further agree that notwithstanding anything to the contrary in the Acquisition Agreement or any other document,  the payment of the Earnout Consideration and the Estimated Earnout Payment shall be subject in all respects to the terms and provisions of the Subordination Agreement dated as of March       , 2006 (the “New

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Subordination Agreement”) by and among LaSalle Bank National Association, CKLH and the Subordinated Creditors (defined therein),  and upon execution thereof, the terms and limitations contained in the Subordination Agreement dated as of June 28, 2005 (the “Prior Subordination Agreement”) by and among LaSalle Business Credit, LLC, CKLH and the Subordinated Creditors (as defined therein) shall be superseded in full.

Each of the Substitute Obligors hereby represents and warrants that the execution, delivery and performance of this letter and each of the agreements referenced herein or attached hereto, have been duly and validly authorized by all necessary action on its part, that no consent or authorization by any third party, not heretofore obtained, is required by such Substitute Obligor in order to make this letter a valid and binding obligation of such party except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) or to avoid a breach or default under any material note, instrument, agreement, mortgage, lease, license, franchise, permit to which such Substitute Obligor is a party or any of its assets or business is subject or by which such Substitute Obligor is bound. The Substitute Obligors further represent and warrant that immediately after giving effect to the forgoing assumption of the Assumed Obligations, the New Security Agreement Amendment and Release and the Guaranty Amendment and Release, the fair value of the assets of the Substitute Obligors and their subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceeds the debts and liabilities, as determined in accordance with GAAP, of the Substitute Obligors and their subsidiaries on a consolidated basis; the present fair saleable value of the assets of the Substitute Obligors and their subsidiaries on a consolidated basis, determined on a going concern basis, will be greater than the amount that will be required to pay the probable liability of the Substitute Obligors and their subsidiaries on a consolidated basis on their debts and other liabilities, as determined in accordance with GAAP, as such debts and other liabilities become absolute and matured; the Substitute Obligors and their subsidiaries on a consolidated basis will be able to pay their debts and liabilities, as determined in accordance with GAAP, as such debts and liabilities become absolute and matured; and the Substitute Obligors and their subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

This letter agreement shall be governed by, and be construed and interpreted in  accordance with, the law of the State of New York, without regard to conflict of laws provisions thereof.

Irrespective of whether the New Subordination Agreement, New Security Agreement Amendment and Release, the Guaranty Amendment and Release or the New Senior Credit Agreement (as defined below) or the transactions contemplated thereby are entered into or consummated as the case may be, each of the Substitute Obligors hereby agrees to pay all of CKLH’s reasonable attorneys fees and other reasonable out of pocket costs (in each case to the extent invoiced and promptly after review of such invoices) incurred in connection with (i) the review, negotiation and finalization of the New Subordination Agreement, the New Security Agreement Amendment and Release, the Guaranty Amendment and Release and the transactions contemplated thereby, and (ii) the review of all of the documents to be executed in connection with and the transactions contemplated by the Credit Agreement to be entered into concurrently

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herewith by and among the Substitute Obligors, as borrowers, the subsidiaries of the foregoing borrowers from time to time party thereto, as guarantors, the financial institutions from time to time party thereto, as lenders, LaSalle Bank National Association, as administrative agent and arranger, Sovereign Bank, as syndication agent, and Bank of America, N.A., as documentation agent (the “New Credit Agreement”).

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This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this letter agreement by telecopier (including Adobe Acrobat) shall be effective as delivery of a manually executed counterpart of this letter agreement.

Very truly yours

California KL Holdings, Inc., on behalf of itself and the Deferred Payoff Sellers

			By:	/s/ Michael Levin
Michael Levin
Chief Executive Officer

Accepted and Agreed.

Michael Levin, as Unitholders Representative

	By:	/s/ Michael Levin
Michael Levin

Century Park Advisors, LLC, as Unitholders Representative

By:	/s/ Martin M. Jelenko
Name: Martin M. Jelenko

Russ Berrie and Company, Inc.

By:	/s/ John Wille
John Wille,
Vice President and Chief Financial Officer

Kids Line, LLC

By:	/s/ John Wille
John Wille,
Vice President, Treasurer and Assistant Secretary

California KL Holdings, Inc. Earnout Letter Signature Page

Sassy, Inc.

By:	/s/ John Wille
John Wille,
Vice President, Treasurer and Assistant Secretary

California KL Holdings, Inc. Earnout Letter Signature Page

EXHIBIT 1                     SUBORDINATED SECURITY AGREEMENT, AMENDMENT NUMBER ONE TO SUBORDINATED SECURITY AGREEMENT, AND AMENDMENT, REAFFIRMATION AND RELEASE      (SECURITY AGREEMENT)

EXHIBIT 2             GUARANTY AND AMENDMENT AND RELEASE (GUARANTY)